EXHIBIT 2.3

                    Joint Formation Agreement


     THIS JOINT Formation AGREEMENT (this "Agreement") is made as of July 14, 2000 between and among E-Automate Corporation, a corporation organized and existing under the laws of the state of Delaware (hereinafter referred to as "E-Automate"), Eric Meyers, an individual residing in Provo, Utah and Aaron Meyers, an individual residing in Provo, Utah. Eric
Meyers and Aaron Meyers shall be referred to collectively herein as "Developers."

                            Recitals

     WHEREAS, Developers have developed and own certain computer software programs useful for exchanging information with decentralized, disparate databases ("ActiveViewsPrograms");

     WHEREAS, E-Automate has represented that it has the skill, ability and desire to further develop and market ActiveViewsthe
Programs;

     WHEREAS, E-Automate and Developers desire to establish a new business to further the development and marketing of ActiveViewsthe Programs; and

     WHEREAS, Developers and E-Automate (collectively, the
"Parties", and individually, the "Party") have mutually agreed to jointly form and establish a new company under the laws of in the State of UtahDelaware to engage in said business in accordance with the provisions of this Agreement, such company being hereinafter referred to as the "JFC."

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

     1    Definitions.  In this Agreement, the following expressions shall, unless the context otherwise requires, have the following meanings:

          1.1 "Closing" and "Closing Date" shall mean the place and the date that the parties shall mutually agree to establish the JFC pursuant to Section 2.

          1.2 "Products" shall mean the ActiveViews computer software programs.

          1.3 "JFC" shall mean the company to be formed and incorporated under the laws of the State of Utah pursuant to provisions of this Agreement.

     2    Establishment of JFC.  Promptly upon the receipt of all
governmental authorizations, approvals, consents and/or validations (the "Approvals") necessary, if any, to carry out the activities contemplated by this Agreement in form and substance satisfactory to both Parties, the Parties shall establish the JFC under the laws of the State of UtahDelaware. The establishment of the JFC shall incorporate or include the following:

          2.1 Name. The name of the JFC shall be ActiveViews, Inc. or such other name to which the parties shall mutually agree.

          2.2 Registered Office. The registered office of the JFC shall be located in Utah. Branches and other business offices may be established at such other places both within and without the State of Utah as the board of directors of the JFC may from time to time determine or the business of the JFC may require.

          2.3 Advanced Formation. Notwithstanding the provisions of this Agreement, in order to expedite the implementation of this Agreement, E-Automate may establish the JFC with capital of no more than $10,000 immediately before or after this Agreement becomes effective.

     3    Capital Structure and Subscription. The JFC shall have two classes of stock, common stock and preferred stock. The rights, privileges and preferences of the stock shall be set forth in the Articles of Incorporation of the JFC ("Articles"), all in accordance with the draft Articles attached hereto as Exhibit A.
The total amount of investment to be subscribed for by Developers shall be $1,000,000, and shall be paid in full in kind to the JFC in accordance with the Series A Stock Purchase Agreement attached hereto as Exhibit B. The total amount of investment to be subscribed for by E-Automate, when called for by the board of directors of the JFC, shall be at least $21,0200,000 in cash over a three-year period, all in accordance with the Stock Purchase Agreement attached hereto as Exhibit C.

     4    Conditions Precedent to Closing.  Each party's obligation to enter into the transactions contemplated hereby at the Closing is subject to the fulfillment as of the Closing Date of the following conditions:

          4.1 All covenants, agreements and conditions contained in this Agreement to be performed by E-Automate and Developers on or prior to the Closing Date shall have been performed or complied with in all respects, and all consents required to be obtained by E-Automate and Developers shall have been obtained.

          4.2 The JFC shall have been formed and the JFC shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and shall have all requisite corporate power and authority to carry on its business as proposed to be conducted.

          4.3 All corporate action on the part of E-Automate and Developers, their officers, directors and shareholders, as applicable, and as necessary for the authorization and establishment of the JFC shall have been taken or will be taken prior to the Closing.

          4.4 The representations and warranties of the Parties contained in each agreement and document specified and required to be delivered pursuant to this Agreement shall be true in all material respects on and as of such Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          4.5  All Approvals shall have been obtained prior to Closing.

     5    Term & Termination.  This Agreement shall be effective upon its execution by both Parties, and shall continue in full force and effect until terminated in accordance with the terms hereof.

          5.1 Either Party shall have the right to terminate this Agreement immediately by giving written notice to the other
Party, if the Approvals that are necessary to implement this Agreement have not been obtained in form and substance satisfactory to both Parties within two (2) months after the execution of this Agreement.

          5.2 Either Party shall have the right to terminate this Agreement by giving ten (10) days' written notice to the other Party, if the other Party commits a material breach of any of its obligations or covenants under this Agreement and fails to cure such breach within such ten (10) day period.

          5.3 Either Party shall have the right to terminate this Agreement immediately by giving written notice to the other Party if the other Party shall be adjudicated a bankrupt or make an assignment for the benefit of creditors, or bankruptcy, insolvency, reorganization, arrangement, debt adjustment, receivership, liquidation or dissolution proceedings shall be instituted by or against the other Party and, if instituted adversely, the other Party consents to the same or admits in writing the material allegations thereof or said proceedings shall remain undismissed for ninety (90) days.

     6    Consequences of Termination.

          6.1 Upon expiration or termination of this Agreement, the Parties shall have no further rights or obligations under this Agreement, except that the rights and obligations of either Party that have accrued at the date of termination shall not be affected thereby.

          6.2 The right of either Party to terminate this Agreement is not an exclusive remedy, and upon breach of this Agreement, either
Party shall be entitled alternatively or cumulatively to any available remedy against the other Party at law or in equity.

     7    Miscellaneous.

          7.1 Governing Law. This Agreement shall be governed in all respects by the laws of the state of Utah as those laws are applied to agreements among Utah residents entered into and to be performed entirely within Utah. Any action or proceeding brought by any party against another arising out of or related to this Agreement shall be brought in a state or federal court of competent subject matter jurisdiction located within Utah County, Utah, and each of the parties to this Agreement consents to the personal jurisdiction of those courts.

          7.2  Taxes.   Each party hereto shall be responsible for all
excise, sales, value-added, use, registration, stamp, transfer and other like taxes ("Transfer Taxes") imposed or levied on it by reason of this Agreement and the transactions contemplated hereby. The parties shall cooperate to the extent reasonably requested and legally permitted to minimize any such taxes.

          7.3 Survival. The representations, warranties and covenants contained herein or made pursuant to this Agreement shall, unless otherwise indicated, be true and correct as of the Closing, shall survive the Closing, and shall in no way be affected by any investigation made by or on behalf of Developers or E-Automate.

          7.4 Successors and Assigns. Except as specifically otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          7.5 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto and the agreements and documents contemplated thereby constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

          7.6 Notices, etc. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally (including by courier or overnight express service) or mailed by first class mail, postage prepaid, addressed (a) if to E-Automate, at 71 North 490 West, American
Fork, UT 84003, Attention: Lon D. Price, or at such other address as E-Automate furnishes or (b) if to Developers, at 2018 West
1600 North, Provo, UT 84604, Attention: Eric Meyers, or at such other address as Developers furnish. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered at the address of the party to be notified; provided, however, that such address shall have been furnished to the person giving notice (as specified above) and the address shall be at an entity that maintains regular business hours (except for holidays) throughout the entire year. In the event that the address furnished is not at an entity that maintains regular business hours, notice shall be deemed given upon the earlier of personal delivery or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after deposit in a regularly maintained receptacle for the deposit of the U.S. mail, addressed and mailed as aforesaid.

          7.7 Expenses. Each party shall bear its own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

          7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

          7.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

          7.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

          7.11 Mutual Drafting. This Agreement is the joint product of E-Automate and Developers, and each provision thereof has been subject to the mutual consultation, negotiation and agreement of E-Automate and Developers, and shall not be construed for or against any party hereto.





        [THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.


                                E-Automate Corporation

                                      /s/ Lon D. Price
                                By: -----------------------
                                     Lon D. Price
                                Its: President & CEO

                                ActiveViews Acquisition
                                Corporation

                                     /s/ Eric Meyers
                                By:------------------------
                                     Eric Meyers
                                Its: President


                                    /s/ Eric Meyers
                                   ------------------------
                                     Eric Meyers


                                    /s/ Aaron Meyers
                                   ------------------------
                                     Aaron Meyers

           Exhibit A - Draft Articles of Incorporation

          Exhibit B - Series A Stock Purchase Agreement

         Exhibit C - E-Automate Stock Purchase Agreement